Exhibit 10.15

April 26, 2013

BY EMAIL

John Orwin

Re:	Employment Terms

Dear John:

We are pleased to extend to you an offer to join Relypsa, Inc. (the “Company”) as our Chief Executive Officer. The following terms apply and will constitute your employment agreement with the Company (the “Agreement”).

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on your first day of employment, currently scheduled for June 17, 2013, which shall be considered your date of hire, and shall continue until terminated in accordance with Section 4 herein.

1.2 Title. You shall initially have the title of Chief Executive Officer, and shall report to the Company’s Board of Directors (the “Board”). You shall also serve in such other capacity or capacities as the Company may from time to time prescribe. You shall be appointed to the Board at the first meeting following commencement of your employment.

1.3 Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Executive Officer, consistent with the bylaws of the Company and as required by the Board. As a Company employee, you will be expected to comply with Company policies and acknowledge in writing that you have read the Company’s Employee Handbook. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

1.4 Location. Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company’s offices located in Redwood City, California, or, with the Company’s consent, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

Relypsa, Inc., 700 Saginaw Drive, Redwood City, CA 94063

Tel: 650-421-9500 Fax: 650-421-9700 Website: www.relypsa.com

John Orwin

April 26, 2013

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION; NONINTERFERENCE.

2.1 Loyalty. During your employment by the Company you shall devote your best efforts and full business energies, interest, abilities and productive time and attention to the business of the Company and the proper and efficient performance of your duties under this Agreement; provided that you may (i) continue to serve as a member of the board of directors of NeurogesX, Inc. and, with the prior approval of the Board (such approval not to be unreasonably withheld), serve on the board of directors of up to two (2) additional for-profit companies and (ii) engage in civic and not-for-profit activities, so long as such activities, in the aggregate, do not conflict with the interests of the Company or materially interfere with the performance of your duties to the Company.

2.2 Covenant not to Compete. Except with the prior written consent of the Board, you will not, while employed by the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3 Agreement not to Participate in Company’s Competitors. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3. COMPENSATION.

3.1 Base Salary. The Company shall pay you a base salary of four hundred seventy-five thousand dollars ($475,000.00) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company shall review your base salary periodically relative to your contributions to the success of the Company, your level of performance as it relates to your official duties, and the labor market for similarly situated professionals. Adjustments to your base salary, if any, will be made solely at the discretion of the Board.

John Orwin

April 26, 2013

3.2 Discretionary Bonus. In addition to your base salary, you will be eligible in 2013 for an annual discretionary bonus of up to fifty percent (50%) of your then-current base salary (the “Target Annual Bonus”), as determined by the Board in its sole discretion based upon the Board’s evaluation of your achievement of specific individual and/or Company-wide goals to be established by the Board (the “Bonus Milestones”). Any bonus for 2013 shall be pro-rated based upon your actual employment start date. For years beginning after 2013, the Board may in its sole discretion increase (but not decrease) the Target Annual Bonus. Bonus Milestones shall be established by the Board (in consultation with you) and set out in writing on or before the ninetieth (90th) day of each calendar year.

3.3 Stock Option Grant. As of your first day of employment (the “Vesting Reference Date”), the Company shall grant you, pursuant to the Relypsa, Inc. 2007 Amended and Restated Equity Incentive Plan (the “Plan”), an option to purchase 14,300,650 shares of Company stock (the “Options”), representing the percentage of the Company’s fully diluted shares outstanding as of the date of grant set out on the spreadsheet attached as Attachment I hereto. Each Option shall have an exercise price equal to the fair market value of a share of Company stock on the date of grant, and, subject to your continued employment, the Options shall vest over the four-year period beginning on the Vesting Reference Date, as follows: twenty-five percent (25%) of the Options shall vest on the first anniversary of the date of grant, and the remaining seventy-five percent (75%) of the Options shall vest in equal monthly installments over the subsequent thirty-six (36) month period, with the final portion of the Options vesting on the day prior to the fourth anniversary of the Vesting Reference Date. Except as otherwise set out in this Agreement, the Options (including any options subsequently granted to you by the Board in its discretion) shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document; provided that in the event of your termination of employment (i) by the Company without Cause or (ii) for Good Reason, in each case within twelve (12) months following a Change in Control, any then-unvested Options shall immediately vest in full. Upon termination of your employment for any reason other than as described in the prior sentence, any non-vested Options as of the date of such termination will automatically be forfeited as of the date of your termination and neither you nor any of your heirs, assigns or personal representatives will have any rights or interests in any forfeited Options.

3.4 Annual Review. The Board shall annually review your base salary, equity holdings in the Company and performance in the first quarter of each calendar year of your employment, subject to a process, form, criteria, and format determined by the Board in its sole discretion.

3.5 Employment Taxes. All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Vacation; Benefits. You will be entitled to accrue up to twenty-one (21) days of Paid Time Off (“PTO”) per year, subject to the terms of the Company’s PTO policy. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in such other benefits plans as may be made available to the Company’s senior management team from time to time.

John Orwin

April 26, 2013

3.7 Expense Reimbursements. The Company shall reimburse you for all reasonable business expenses incurred in the conduct of your duties hereunder in accordance with its standard expense reimbursement policies, including provision of required documentation for such expenses.

4. TERMINATION.

4.1 Termination for Death or Complete Disability. Your employment with the Company shall terminate automatically effective upon the date of your death or Complete Disability (as defined below).

4.2 At Will Employment. Your employment with the Company is at will. The Company may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.2.1 Termination by the Company For Cause. The Company may terminate your employment under this Agreement for Cause (as defined below) by delivery of written notice to you specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.2.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.2.2 Termination by the Company Without Cause. The Company may terminate your employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date you are so informed, or as otherwise specified by the Company.

4.3 Termination By The Executive. Your employment with the Company is at will. You may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.3.1 Good Reason. You may terminate your employment under this Agreement for Good Reason (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

4.3.2 Without Good Reason. You may terminate your employment under this Agreement for other than Good Reason upon thirty (30) days written notice to the Company, delivered to the Board. Nothing in this Section 4.3.2 shall be deemed to diminish the Company’s right to cause you to cease performing your duties and responsibilities as an executive or employee of the Company at any time; provided, however, that for purposes of the compensation and benefits set out in this Agreement, your termination date shall be the first to occur of (x) the date you commence employment with a subsequent employer or (y) the last day of the aforementioned thirty (30) day notice period, regardless of whether the Company instructs you to cease performing such duties and responsibilities prior to such date.

John Orwin

April 26, 2013

4.4 Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of you and the Company. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination. Upon termination of your employment, the Company shall, subject to the terms hereof, provide you with the payments and benefits set forth below. The payments and benefits described herein shall be in lieu of, and you waive your rights to receive, any other severance or termination benefits that you may otherwise be eligible to receive under any policy, plan or program maintained by the Company or as otherwise mandated by law (to the extent such legal rights may be waived).

4.5.1 Death or Complete Disability. If your employment is terminated by death or Complete Disability as provided in Section 4.1, the Company shall pay to you or to your heirs all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you and/or to your heirs under this Agreement, except as otherwise provided by law.

4.5.2 For Cause or Without Good Reason. If your employment is terminated by the Company for Cause, or if you terminate your employment hereunder without Good Reason, the Company shall pay you all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you under this Agreement, except as provided by law.

4.5.3 Without Cause or For Good Reason. If the Company terminates your employment without Cause, or you terminate your employment for Good Reason, and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulations Section 1.409A-1(b) (without regard to any permissible alternative definition thereunder), the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company) (the “Release”) within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following (collectively, the “Severance Benefits”):

(i) the equivalent of twelve (12) months of your base salary in effect at the time of termination (not taking into account any reduction in your base salary that would give rise to your right to resign for Good Reason pursuant to Section 4.6.2(ii)), less standard deductions and withholdings, to be paid in regular, equal installments during the twelve (12) month period commencing on the first regularly-scheduled payroll date following the effective date of the Release (as defined therein);

John Orwin

April 26, 2013

(ii) in the event you are eligible for and timely elect continued coverage under COBRA, payment of the same portion of your COBRA health insurance premiums as the Company paid during your employment, for the period commencing on the first day of the first full calendar month following the effective date of the Release and ending on the earlier of: (i) the last day of the twelfth full calendar month following the effective date of the Release; or (ii) the date on which you become enrolled in the group health insurance plan of another employer; and

(iii) in the event your termination occurs on or after the first anniversary of your first day of employment, your unvested Options shall immediately vest with respect to the number of shares that would have vested had you remained employed with the Company for an additional twelve (12) months following the date of termination.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2 Good Reason. “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:

(i) a material diminution in your duties and responsibilities with the Company relative to your duties and responsibilities as in effect immediately prior to such material diminution; provided, however, that neither a change in your title or reporting relationship pursuant to the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company or its subsidiaries shall constitute Good Reason;

John Orwin

April 26, 2013

(ii) a greater than ten percent (10%) reduction in your base salary, provided, however, that a reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees shall not constitute Good Reason; or

(iii) a relocation of your principal business office to a location more than fifty (50) miles from the location immediately prior to the change, provided, however, that travel away from your business office in connection with Company business shall not constitute Good Reason.

Provided, however, that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if: (x) you give the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty (30) days following its receipt of the written notice (the “Cure Period”); and (z) you terminate your employment within thirty (30) days following the end of the Cure Period. For purposes of notice under subsection (i), if a “material diminution” occurs incrementally over a period of time (not to exceed 12 months), the “condition” shall be deemed to occur at the end of such diminution period.

4.6.3 Cause. “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion:

(i) your indictment for or commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof;

(ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company (including, without limitation, your knowingly misleading the Board with respect to a material matter);

(iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company;

(iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(v) any action by the U.S. Food and Drug Administration (the “FDA”) or other applicable regulatory authority resulting in your debarment or exclusion from working in or providing services to any pharmaceutical or biotechnology company or from being employed by any entity participating in any governmental health care or reimbursement program;

John Orwin

April 26, 2013

(vi) any act or omission by you, whether occurring prior to or after your commencement of employment with the Company, that is detrimental to the Company or its reputation and results in (x) regulatory enforcement action by the FDA, the U.S. Securities and Exchange Commission, or any other governmental authority, (y) the Company’s suspension or termination from Medicare, Medicaid or any third-party reimbursement program, or (z) a criminal conviction of the Company and/or you; or

(vii) your gross misconduct or such other conduct which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole discretion.

4.6.4 Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case, transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; or

(iii) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections. Sections 2.2, 4, 5, 6, 7, 8, 9, 13 and 16 of this Agreement shall survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit you would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will use commercially reasonable efforts to obtain shareholder approval for such payment in accordance with Section 280G(b)(5) and its regulations, if applicable (subject to your agreement to waive all amounts that would otherwise constitute “excess parachute payments” (within the meaning of Section 280G) prior to any applicable shareholder vote). If a shareholder vote with respect to the Parachute Payment is not solicited, then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise

John Orwin

April 26, 2013

Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

4.9 Board Resignation. Upon the termination of your employment for any reason, you shall resign from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates effective as of the effective date of such termination.

4.10 Application of Internal Revenue Code Section 409A. Severance benefits payable pursuant to this Agreement are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or otherwise exempt from application of Section 409A of the Code. Notwithstanding the foregoing, if any payment provided in connection with your separation from service does not qualify for any reason to be exempt from Section 409A pursuant to Section 1.409A-1(b)(4) or any other applicable exemption and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), then each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

John Orwin

April 26, 2013

5. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONINTERFERENCE.

5.1 As a condition of employment you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B.

5.2 While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, interfere with the business of the Company by: (i) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (ii) directly or indirectly soliciting the business of any customer, supplier, advisor or consultant of the Company which at the time of termination or one year immediately prior thereto was a customer, supplier, advisor or consultant of the Company if such solicitation would result in a breach of the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

6. COOPERATION WITH COMPANY.

6.1 Cooperation Obligation. During and after the term of your employment, you agree that you will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems your cooperation necessary or desirable. In such matters, you agree to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such legal proceedings, unless you are expressly prohibited by law from so doing. Your failure to cooperate fully with the Company in accordance with this Section 6 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments or provide additional benefits to you under Section 4 becoming null and void.

6.2 Expenses and Fees. The Company will reimburse you for reasonable out-of-pocket expenses you incur as a result of your cooperation with the obligations described in Section 6.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of your employment, the Company will also pay you a reasonable fee in the amount of $250 per hour for the time you devote to matters as requested by the Company under Section 6.1 (the “Fees”). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect

John Orwin

April 26, 2013

to the Fees. You acknowledge that in cooperating in the manner described in Section 6.1, you will be serving as an independent contractor, not a Company employee, and you will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. You hereby indemnify the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and hold them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9. INTEGRATION.

This Agreement, including Exhibits A and B, and the Plan and Options incorporated by reference herein, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

John Orwin

April 26, 2013

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity and that you have not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

15. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16. LITIGATION COSTS.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party hereto prevailing in such action shall be entitled, in addition to such other relief as may be granted, to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

17. ELIGIBILITY.

As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

John Orwin

April 26, 2013

If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than May 1, 2013. After such date this offer shall lapse.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

[remainder of page intentionally blank]

John Orwin

April 26, 2013

We look forward to your favorable reply and to a productive and a continued, enjoyable working relationship.

Very truly yours,

Relypsa, Inc.

By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ John Orwin	5/1/2013
John Orwin	Date

John Orwin

April 26, 2013

ATTACHMENT I

[Capitalization Table]

[Separately provided]

John Orwin

April 26, 2013

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated as of April 26, 2013, to which this form is attached, I, John Orwin, hereby furnish RELYPSA, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, fiduciaries, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans and Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Fair Labor Standards Act (as amended), the federal Family and Medical Leave Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended) and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which is known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive the relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

John Orwin

April 26, 2013

I ACKNOWLEDGE THAT, AMONG OTHER RIGHTS, I AM WAIVING AND RELEASING ANY RIGHTS I MAY HAVE UNDER ADEA, THAT THIS RELEASE AND WAIVER IS KNOWING AND VOLUNTARY, AND THAT THE CONSIDERATION GIVEN FOR THIS RELEASE AND WAIVER IS IN ADDITION TO ANYTHING OF VALUE TO WHICH I WAS ALREADY ENTITLED AS AN EXECUTIVE OF THE COMPANY. IF I AM 40 YEARS OF AGE OR OLDER UPON EXECUTION OF THIS RELEASE AND WAIVER, I FURTHER ACKNOWLEDGE THAT I HAVE BEEN ADVISED, AS REQUIRED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, THAT: (A) THE RELEASE AND WAIVER GRANTED HEREIN DOES NOT RELATE TO CLAIMS UNDER THE ADEA WHICH MAY ARISE AFTER THIS RELEASE AND WAIVER IS EXECUTED; (B) I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND WAIVER; (C) I HAVE TWENTY-ONE (21) DAYS FROM THE DATE OF TERMINATION OF MY EMPLOYMENT WITH THE COMPANY IN WHICH TO CONSIDER THIS RELEASE AND WAIVER (ALTHOUGH I MANY CHOOSE VOLUNTARILY TO EXECUTE THIS RELEASE AND WAIVER EARLIER); (D) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS RELEASE AND WAIVER TO REVOKE MY CONSENT TO THIS RELEASE AND WAIVER; AND (E) THIS RELEASE AND WAIVER SHALL NOT BE EFFECTIVE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: 5/1/13	By:	/s/ John Orwin
John Orwin

John Orwin

April 26, 2013

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[RELYPSA, INC.]

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by [RELYPSA, INC.] (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication is required in connection with my work for the Company, or unless an officer, director or other authorized representative of the Company expressly authorizes in writing such disclosure or publication. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information (defined below). I hereby assign to the Company any and all rights I may have or acquire in any and all Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of the Company and its successors and assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information related to Company’s business, finances or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, data, formulae, methods, software, source code, programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding the operation of the Company, products, services, plans for research and development, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by the Company does not and will not breach any agreement whether written or oral with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless previously consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, know-how, patents, patent rights, copyrightable works in any media, copyrights, trademarks, service masks, logos, domain names, mask work and any and all other intellectual property rights throughout the world.

1.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of others or in which I have an ownership interest or which I have the license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, sell, import, offer for sale, reproduce, copy, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now or later developed, and exercise any and all present or future rights in, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in, to and under any and all Inventions and Proprietary Rights with respect thereto whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the

California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention and Proprietary Rights with respect thereto to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, sketches, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions and related Proprietary Rights, Third Party

Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets could result in a civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for double the amount of the Company’s damages and attorneys’ fees; and is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one (1) year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

3.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee and be binding upon my heirs and legal representatives.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Cumulative Rights and Remedies. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

10.8 “I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED

AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.”

10.9 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

10.10 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:             , 200    .

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

(Signature)

(Printed Name)

Address:

ACCEPTED AND AGREED TO: [RELYPSA, INC.]

By:
Title:
Address:

Dated:

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ John A. Orwin
(PRINTED NAME OF EMPLOYEE)

Date:	5/1/13

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

A-1

John Orwin

April 26, 2013

EXHIBIT B

TO:	[RELYPSA, INC.]

FROM:	John A. Orwin /s/ John A. Orwin

DATE:	5/1/13

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [RELYPSA, INC.] (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.

See below:

Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

Additional sheets attached.